Exhibit 99.3

Summary of total number of warrants in issue and vesting dates
Warrants granted to directors, officers, key employees and key contractors (jointly defined as 'key team persons')

A				B	C	D	E	F	G		H
Person	Position	No. of	No. of	Total No.	Total No.	No. of warrants which may vest in future
		warrants	warrants	of warrants	of warrants	based upon defined performance targets
		previously	now	in issue	deemed to					Total No.	Vesting
		issued	issued	(note 1)	have vested					of warrants	Adjustment
					(note 2)	(note 4)	(note 5)	(note 6)	(note 7)	not vested	(note 2)

Stephen Padgett	Director, CEO	450,000	256,649	706,649	276,319	107,583	107,583	107,583	107,581	430,330	25,001
Martin Thorp	Director, CFO	650,000	224,138	874,138	369,811	126,082	126,082	126,082	126,081	504,327	36,113
Gary Hudson	Director, Senior VP	-	14,872	14,872	2,974	2,974	2,974	2,974	2,976	11,898	-
Neil McRae	Non-executive director	50,000	50,000	100,000	34,999	16,250	16,250	16,250	16,251	65,001	2,778
		1,150,000	545,659	1,695,659	684,103	252,889	252,889	252,889	252,889	1,011,556	63,892
Other key team persons (note 3)		175,000	360,000	535,000	159,496	93,876	93,876	93,876	93,876	375,504	9,723

Total		1,325,000	905,659	2,230,659	843,599	346,765	346,765	346,765	346,765	1,387,060	73,615

Note 1

All warrants previously issued to key team players are subsumed within the issuance of warrants on November 17, 2010;

Note 2

The warrants deemed to have vested include (a) 20% of the new warrants issued on November 17, 2010, plus (b) an agreed number of the previously issued warrants which are now deemed by agreement between the holder and the Company to have vested. The total in (b) is less than the number of warrants that would have been treated as having vested under the previously issued warrant terms by the number shown in column H (and the number of warrants to be vested have been increased by the same amount and spread equally over the future vesting events). This accords with the Company's objective of spreading forward the vesting date of warrants and making future vesting events performance related so as to more directly link the vesting of warrants to key team persons with the success of the Company;

Note 3

These key team persons are not directors or officers of the Company;

Note 4

Exercisable upon the successful raise of new equity or equity based capital of $1,500,000 or more;

Note 5

Exercisable when the Company commences production for sale of electricity or biodiesel products;

Note 6

Exercisable when the Company reaches sustainable production levels of electricity and / or biofuels which, according to the Company’s annual board of directors’ approved business plan for that year, are expected to generate sustainable annual EBITDA of at least $4,000,000 and;

Note 7

Exercisable when, the Company reaches production levels of electricity or biofuels which, according to the Company’s annual board of directors’ approved business plan for that year, are expected to generate sustainable annual EBITDA of at least $6,000,000.